NEWS RELEASE

FOR IMMEDIATE RELEASE                       Stock Symbol: BFSB
July 30, 2007                               Traded on Nasdaq Global Market

CONTACT:
Angelo J. Di Lorenzo
President and Chief Executive Officer
(718) 855-8500


                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
           OPERATING RESULTS FOR THE THIRD QUARTER OF FISCAL 2007 AND
             ANNOUNCES A QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE


BROOKLYN, N.Y. - July 30, 2007 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.2 million, an increase of $72,000, or 6.3%, for the quarter ended June 30, 2007 compared to net income of $1.1 million for the quarter ended June 30, 2006. The Company reported basic and diluted earnings per common share of $0.09 for the quarters ended June 30, 2007 and June 30, 2006, respectively.

On July 17, 2007 the Company's Board of Directors approved a cash dividend of $0.04 per share of common stock for stockholders of record as of August 16, 2007, payable on August 30, 2007.

The Company also reported net income for the nine months ended June 30, 2007 of $2.6 million, a decrease of $711,000, or 21.6%, compared to $3.3 million for the same period ended June 30, 2006. Basic and diluted earnings per common share for the nine months ended June 30, 2007 were $0.20 and $0.19, respectively. Basic and diluted earnings per common share were $0.25 for the nine months ended June 30, 2006.

Total assets at June 30, 2007 were $398.0 million, a decrease of $10.0 million, or 2.5%, compared to total assets of $408.0 million at September 30, 2006. The decrease was primarily due to increased net sales and repayments of loans held-for-sale of $8.5 million, or 9.3%, to $83.7 million at June 30, 2007 from $92.2 million at September 30, 2006, increased net repayments of securities held-to-maturity of $9.1 million, or 10.4%, to $77.9 million at June 30, 2007 from $87.0 million at September 30, 2006, maturities in certificate of deposit investments of $3.0 million, or 41.5%, to $4.2 million at June 30, 2007 from $7.2 million at September 30, 2006, a decrease in Federal Home Loan Bank ("FHLB") of New York stock of $1.1 million, or 39.8%, to $1.7 million at June 30, 2007 from $2.8 million at September 30, 2006, offset in part by increases in cash and due from banks of $1.2 million, or 29.8%, to $5.3 million at June 30, 2007 from $4.1 million at September 30, 2006, loans receivable of $7.8 million, or 4.0%, to $202.2 million at June 30, 2007 from $194.4 million at September 30, 2006, securities available-for-sale of $145,000, or 3.3%, to $4.5 million at June 30, 2007 from $4.4 million at September 30, 2006 and other assets of $2.5 million, or 15.6%, to $18.6 million at June 30, 2007 from $16.1 million at September 30, 2006.

Total deposits increased by $10.3 million, or 3.8%, to $281.3 million at June 30, 2007 from $271.0 million at September 30, 2006. The increase was primarily due to increases in certificates of deposit of $6.6 million, or 4.4%, to $159.0 million at June 30, 2007 from $152.4 million at September 30, 2006, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $7.2 million, or 7.2%, to $106.9 million at June 30, 2007 from $99.7 million at September 30, 2006, offset by a decrease in non-interest bearing deposits of $3.5 million, or 18.4%, to $15.4 million at June 30, 2007 from $18.9 million at September 30, 2006. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $25.9 million, or 52.5%, to $23.5 million at June 30, 2007 from $49.4 million at September 30, 2006. Stockholders' equity increased by $5.3 million, or 6.7%, to $85.3 million at June 30, 2007 from $80.0 million at September 30, 2006, primarily due to the implementation of the stock-based incentive plan and the addition of net income.

COMPARISON OF OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2007

Total net interest income before provision for loan losses increased $473,000, or 12.6%, to $4.2 million for the quarter ended June 30, 2007 compared to $3.7 million for the quarter ended June 30, 2006. Interest income for the quarter ended June 30, 2007, increased $1.3 million, or 22.4%, to $6.9 million compared to $5.6 million from the comparable quarter in 2006. Interest expense increased $783,000, or 41.8%, to $2.7 million for the quarter ended June 30, 2007 from $1.9 million for the quarter ended June 30, 2006.

The average balance of net loans, including loans held-for-sale, increased $55.7 million, or 24.0%, to $287.9 million for the quarter ended June 30, 2007 compared to $232.2 million for the comparable quarter in 2006. The total average balance of the Company's securities and other interest-earning assets decreased $25.2 million, or 21.0%, to $94.9 million for the quarter ended June 30, 2007 compared to $120.1 million for the comparable period in 2006. The Company continued to deploy the funds from repayments in its securities portfolio, borrowings and net deposit inflows into loan products. The average balance on total interest-earning assets increased $30.5 million, or 8.7%, to $382.8 million for the quarter ended June 30, 2007 compared to $352.3 million for the comparable quarter in 2006. The average yield on total interest-earning assets increased 80 basis points to 7.18% for the quarter ended June 30, 2007 compared to 6.38% for the comparable period in 2006. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $16.6 million, or 6.7%, to $266.4 million for the quarter ended June 30, 2007 compared to $249.8 million for the same quarter in 2006. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $10.3 million, or 70.9%, to $24.8 million for the quarter ended June 30, 2007 compared to $14.5 million for the quarter ended June 30, 2006. The average cost of total interest-bearing liabilities increased 82 basis points to 3.65% from 2.83% for the quarter ended June 30, 2007 compared to the same quarter in 2006.

The loan loss provision decreased by $204,000, or 100.0% for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006. The Bank did not provide for any loan loss due to a decrease in higher risk loans. Management believes the established loan loss reserves are sufficient.

Non-interest income increased by $135,000, or 24.1%, to $696,000 for the quarter ended June 30, 2007 from $561,000 for the same quarter in 2006. The increase was primarily due to increases in syndicated loan fees of $73,000, construction loan fees of $19,000, commercial loan fees of $22,000, net gain on sale of loans held-for-sale of $41,000 and bank owned life insurance income of $8,000, offset in part by a reduction in other miscellaneous and fee income of approximately $28,000.

Non-interest expense increased by $770,000, or 34.0%, to $3.0 million for the quarter ended June 30, 2007 from $2.3 million for the same period in 2006. The increase was mainly due to a compensation and benefit expense increase of $621,000, which included a $628,000 expense for the vesting charges of the Company's stock-based incentive plan, increases in employee salaries, health care insurance cost and director compensation for meetings, offset in part by a reduction of approximately $7,000 in other employee costs. There were also increases in professional fees of approximately $32,000, occupancy and equipment expense of $72,000 and miscellaneous expenses of $50,000, which includes printing, postage and other service fees, offset in part by a decrease of $5,000 in data processing fees.

Provision for income taxes decreased by $30,000, or 4.3%, to $666,000 for the quarter ended June 30, 2007 compared to a $696,000 expense for the same quarter in 2006. The primary reason for the decrease is a lower effective income tax rate of 35.5% for the quarter ended June 30, 2007 compared to an effective income tax rate of 37.9% for the same quarter in 2006.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2007

Net interest income before provision for loan losses increased $2.3 million, or 21.7%, to $13.0 million for the nine months ended June 30, 2007 from $10.7 million for the same period in 2006. Interest income increased $5.3 million, or 33.6%, to $21.1 million for the nine months ended June 30, 2007 from $15.8 million for the same period in 2006. Interest expense increased $3.0 million, or 58.3%, to $8.1 million for the nine months ended June 30, 2007 from $5.1 million for the same period in 2006.

The average balance of net loans, including loans held-for-sale, increased $71.3 million, or 32.8%, to $288.9 million for the nine month period ended June 30, 2007 from $217.6 million in the comparable period of 2006. The Company continues to utilize repayments on its securities portfolio, net inflows from the Company's deposit products and FHLB of New York advances, for loan production. The total average balance of the Company's securities and other interest-earning assets decreased $27.7 million, or 21.9% to $98.3 million for the nine-month period ended June 30, 2007 compared to $126.0 million for the same period in 2006. The average yield on total interest-earning assets increased 113 basis points to 7.25% for the nine months ended June 30, 2007 from 6.12% for the nine months ended June 30, 2006. The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $14.4 million, or 5.8%, to $262.4 million for the nine months ended June 30, 2007 from $248.0 million for the nine months ended June 30, 2006. The average balance of borrowings, which includes short and long term FHLB of New York advances, increased $22.9 million, or 222.0%, to $33.2 million for the nine months ended June 30, 2007 from $10.3 million for the nine months ended June 30, 2006. The average cost of total interest-bearing liabilities increased 101 basis points to 3.65% for the nine months ended June 30, 2007 from 2.64% for the same time period in 2006.

The loan loss provision decreased $315,000, or 98.7%, to $4,000 for the nine months ended June 30, 2007 from $319,000 for the same time period in 2006. The primary reason for this decrease was pay offs in higher risk loans.

Non-interest income increased $264,000, or 14.5%, to $2.1 million from $1.8 million for the nine month period ended June 30, 2007 compared to the same period in 2006. The primary reasons for the increase were increased syndicated loan fees of $149,000, construction loan fees of $53,000, commercial loan fees of approximately $128,000, bank owned life insurance income of $30,000 and net gain on sale of mortgage loans of $14,000, offset in part by reductions in depositor-related fees of $36,000 and other miscellaneous and fee income of approximately $74,000.

Non-interest expense increased $4.3 million, or 62.4%, to $11.2 million from $6.9 million for the nine-month period ended June 30, 2007 compared to the same period in 2006. The increase includes an increase in compensation and benefit expenses of $3.9 million, reflecting the implementation of the Company's stock-based incentive plan expenses of $3.8 million, increases in employee salaries, board of directors' fees, health care insurance costs and costs of the employee stock ownership plan. The increase in non-interest expenses also reflects increases in occupancy and equipment expense of $15,000, data processing service bureau expense of $5,000, professional fees of $104,000 and other operating expenses of $222,000, which includes printing, postage and other service fees.

Provision for income taxes decreased $685,000, or 34.4%, to $1.3 million for the nine-month period ended June 30, 2007 from $2.0 million for the same period in 2006. The primary reasons for the decrease is lower income before income taxes and a decrease in the effective income tax rate to 33.6% at June 30, 2007 compared to 37.7% for the same period in 2006.

STOCK REPURCHASE PROGRAM

The Company's Board of Directors authorized a $1.5 million stock repurchase program in January 2007. As of June 30, 2007, the Company had repurchased 66,200 shares, at an average cost of $14.63 per share, with a total cost of approximately $969,000.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. The Bank anticipates opening a fifth banking office, located in Commack, New York, in the first fiscal quarter of 2008. Additional financial data for the quarter and nine months ended June 30, 2007 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

                              FINANCIAL HIGHLIGHTS


                                              At June 30,            At September 30,
                                           -------------------     ----------------------
                                                  2007                     2006
                                           -------------------     ----------------------
                                                          (In thousands)
Selected Financial Condition Data:

       Total assets                        $       398,014         $       408,045
       Cash and due from banks                       5,294                   4,078
       Certificates of deposit                       4,186                   7,160
       Securities available-for-sale                 4,534                   4,389
       Securities held-to-maturity                  77,939                  86,972
       Loans receivable, net                       202,164                 194,355
       Loans held-for-sale                          83,656                  92,243
       Deposits                                    281,300                 271,003
       Borrowings                                   23,471                  49,407
       Stockholders' equity                         85,311                  79,963


                                                     For the Three Months Ended                For the Nine Months Ended
                                                              June 30,                                  June 30,
                                              ------------------------------------------  -------------------------------------
                                                      2007                  2006                2007                2006
                                              ---------------------- -------------------  -----------------   -----------------
                                                (In thousands, except per share data)     (In thousands, except per share data)

Selected Operating Data:

     Interest income                          $      6,873           $      5,617         $     21,064      $     15,770
     Interest expense                                2,655                  1,872                8,096             5,114
                                              ---------------------- -------------------  ----------------- -------------------
       Net interest income before
            provision for loan losses                4,218                  3,745               12,968            10,656
     Provision for loan losses                           -                    204                    4               319
                                              ---------------------- -------------------  ----------------- -------------------
       Net interest income after
            provision for loan losses                4,218                  3,541               12,964            10,337
     Non-interest income                               696                    561                2,080             1,816
     Non-interest expense                            3,038                  2,268               11,158             6,871
                                              ---------------------- -------------------  ----------------- -------------------
     Income before income taxes                      1,876                  1,834                3,886             5,282
     Provision for income taxes                        666                    696                1,305             1,990
                                              ---------------------- -------------------  ----------------- -------------------
       Net income                             $      1,210           $      1,138         $      2,581      $      3,292
                                              ====================== ===================  ================= ===================

       Basic earnings per common share        $       0.09                  $0.09                $0.20             $0.25
       Diluted earnings per common share              0.09                   0.09                 0.19              0.25


                                                                 At or For the Three Months              At or For the Nine Months
                                                                       Ended June 30,                          Ended June 30,
                                                                 ----------------------------        -------------------------------
                                                                      2007          2006                  2007               2006
                                                                 ----------------------------        -----------------    ----------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets                            (1)               1.21%        1.24%                    0.85%              1.22%
Return on average equity                            (1)               5.73%        5.85%                    4.16%              5.73%
Interest rate spread                                (2)               3.53%        3.55%                    3.60%              3.48%
Net interest margin                                 (1)(3)            4.41%        4.25%                    4.47%              4.14%
Efficiency ratio                                    (4)              61.82%       52.67%                   74.15%             55.09%
Non-interest expense to average total assets        (1)               3.03%        2.47%                    3.68%              2.56%
Average interest-earning assets to average
        interest-bearing liabilities                                131.44%      133.29%                  130.98%            133.03%

Asset quality ratios:
Non-performing assets as a percent of total assets                    0.02%        0.05%
Non-performing loans as a percent of total loans                      0.02%        0.07%
Allowance for loan losses as a percent of total loans                 0.61%        0.67%

Other Data:
Number of full service offices                                           4            4                        4                  4


-----------------------------------------------------
(1) Ratio is annualized.

(2)  Represents   the   difference   between  the   weighted-average   yield  on
     interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3) Represents net interest income as a percent of average interest-earning assets for the period.

(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.